SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     -------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. )(1)


                               INTERSYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    460920101
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                                 (CUSIP Number)


                                December 3, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

-------------------                                            -----------------
CUSIP No. 460920101                   13G                      Page 2 of 5 Pages
-------------------                                            -----------------

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1         NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          WILLIAM G. WALTERS
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY


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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
NUMBER OF SHARES      5      SOLE VOTING POWER
  BENEFICIALLY
    OWNED BY                 441,500
      EACH
     PERSON           ----------------------------------------------------------
    REPORTING         6      SHARED VOTING POWER
      WITH
                             0
                      ----------------------------------------------------------
                      7      SOLE DISPOSITIVE POWER

                             441,500
                      ----------------------------------------------------------
                      8      SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          441,500
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.6%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 Pages

Item 1(a).  Name of Issuer:

            Intersystems, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            7115 Clinton Drive
            Houston, Texas 77020

Item 2(a).  Name of Person Filing:

            This Schedule 13G is filed on behalf of William G. Walters, Inc. (the "Reporting Person").

Item 2(b).  Address of Principal Business Office or, if none,
            Residence:

            c/o Whale Securities Co., L.P.
            650 Fifth Avenue
            New York, New York  10019

Item 2(c).  Citizenship:

            USA

Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 par value

Item 2(e).  CUSIP Number:

            460920101

Item 3.     Not Applicable.

Item 4.     Ownership:

            (a)     Amount Beneficially Owned:

                    On January 13, 2000, the Reporting Person beneficially owned 441,500 shares of Common Stock, all of which shares are held in the Reporting Person's IRA account.

            (b)     Percent of Class:

                    5.6%

                               Page 3 of 5 Pages

            (c)     Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the
                          vote:

                          441,500

                    (ii)  shared power to vote or to direct the
                          vote:

                          0

                    (iii) sole power to dispose or to direct the
                          disposition of:

                          441,500

                     (iv) shared power to dispose or to direct
                          the disposition of:

                          0

Items 5-9.  Not applicable.


Item 10. By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                               Page 4 of 5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000

                                                   By: /s/ William G. Walters
                                                       -------------------------
                                                       William G. Walters